ASSET PURCHASE AGREEMENT

by and among

EMMIS PUBLISHING, L.P.,

EMMIS OPERATING COMPANY,

GP TM ACQUISITION LLC

and

GENESIS PARK II LP

Dated as of October 13, 2016

i

APPENDICES

Appendix A             Definitions
Appendix B            Notices

EXHIBITS

Exhibit A    Form of Bill of Sale
Exhibit B        Form of Assignment & Assumption Agreement
Exhibit C-1        Form of Copyright Assignment Agreement
Exhibit C-2        Form of Mediatex Copyright Assignment
Exhibit C-3        Form of Trademark Assignment
Exhibit D        Domain Name Assignments
Exhibit E        Form of Non-Competition Agreement
Exhibit F        Form of Transition Services Agreement

SCHEDULES

Schedule 2.2(a)        Fixed Assets
Schedule 2.2(b)        Archives
Schedule 2.2(e)        Websites
Schedule 2.3(m)         Excluded Software
Schedule 2.8(a)(vi)         Material Consents
Schedule 2.8(a)(xvi)        Trade/Barter Assets and Liabilities
Schedule 2.8(a)(xvii)        Post-Closing Ads and Events
Schedule 2.11        Purchase Price Allocation
Schedule 3.3        Seller Consents and Approvals
Schedule 3.4(a)        Statements of Operations
Schedule 3.5        Absence of Changes
Schedule 3.10(a)        Employee Benefits Plans
Schedule 3.10(b)        Employee Benefits Plans Maintained Solely By Seller
Schedule 3.10(h)        Employee/Independent Contactor Benefits Triggered by Closing
Schedule 3.11(a)        Employee List
Schedule 3.11(b)        Employee Termination Exceptions
Schedule 3.13(a)        Material Contracts
Schedule 3.13(e)        Top Five Suppliers/Vendors
Schedule 3.15        Real Property
Schedule 3.17(a)        Licensed Proprietary Rights

Schedule 3.17(b)	Seller Marks, Trade Names, Domain Names and Social Media Accounts
Schedule 3.17(f)        Seller Software

i

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 13, 2016, by and among EMMIS PUBLISHING, L.P., an Indiana limited partnership (“Seller”), EMMIS OPERATING COMPANY, an Indiana corporation (“Seller Guarantor”), for the limited purpose of Section 10.4(a) below, GP TM ACQUISITION LLC, a Delaware limited liability company (the “Buyer”), and GENESIS PARK II LP, a Delaware limited partnership (“Buyer Guarantor”), for the limited purpose of Section 10.4(b) below. Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.”
Background Statement
Seller is engaged in, among other things, the business (the “Business”) of publishing the lifestyle magazine known as Texas Monthly (collectively, with its related supplements, websites, special reports, special interest publications, newsletters, special issues, custom publications and other editorial products, directories and events related to the Business, the “Publications”).
Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of Seller used in connection with the Business, for the consideration and on the terms set forth herein.
Statement of Agreement
The Parties agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
1.1    Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in Appendix A.
1.2    Construction.
(a)    The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the Parties, and shall not in any way limit, modify, or otherwise affect the meaning or interpretation of this Agreement.
(b)    References to a “Section” or “Article” refer to the corresponding Section or Article of this Agreement unless otherwise specified.
(c)    Unless the context requires otherwise, the words “include,” “including,” and variations thereof mean without limitation, the words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a Legal Requirement shall mean any Legal Requirement as in effect on the date hereof.

(d)    Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.
(e)    Currency amounts referenced herein are in U.S. dollars.
(f)    References to a number of days refer to calendar days unless business days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day.
(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants (“GAAP”).
ARTICLE II

PURCHASE, TERMS OF PAYMENT, AND CLOSING
2.1    Purchase and Sale of Assets. On the Closing Date, Seller shall, on the terms and subject to the conditions of this Agreement and as of the Effective Time, sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept from Seller, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Liens, in exchange for payment of the Purchase Price.
2.2    Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means all of the assets, rights, goodwill, and properties used or held for use in connection with the Business, including the following but excluding the Excluded Assets:
(a)    All Fixed Assets located at the Leased Property, including the Fixed Assets listed on Schedule 2.2(a).
(b)    All Inventories used in connection with the Business and located at the Leased Property, including all display boxes, shipping cartons, digital images, logos, vector graphics, page-makeup electronic files, digital and print archives (including, without limitation, those listed on Schedule 2.2(b)), production film, plates, negatives, and other reproductive media and all camera ready copy for the Publications, all stocks of back issues of each of the Publications published prior to the Effective Time, all editorial and art work in progress, to the extent owned by Seller, commissioned but unpublished articles and editorial pieces for the Publications, to the extent owned by Seller, including all correspondence with free-lance authors, all editorial material, photographs, all research files for published and unpublished articles and editorial pieces and the editorial library of information of the Publications, each to the extent owned by Seller, in any form of media, the archive of past Publications, all seminar and sponsored industry event materials and displays with respect to the Publications, all promotional and marketing materials (including any graphics, panels, and banners relating to the Publications) and sales kits with respect to the Publications, all printing and cutting dies, and all (if any) display boxes with respect to the Publications that are owned by Seller;
(c)    Seller’s allocation of paper stock to the Publications (to the extent included in the Confirmed Value of Paper Stock);
(d)    all Governmental Authorizations held by or issued or made available to Seller exclusively in connection with the Business and all pending applications therefor or renewals thereof, to the extent transferable by their terms or under applicable Legal Requirements;
(e)    all Proprietary Rights used in connection with the Business (the “Purchased Proprietary Rights”), including without limitation the internet websites used in the Business and located at the domain names listed on Schedule 2.2(e) (the “Websites”), any Texas Monthly mobile applications in all formats, the Proprietary Rights listed on Schedules 3.17(a) and 3.17(b), any prosecution and litigation files, extension, modification, or renewal of any registration or application to register the above, and, to the extent transferrable, all telephone, telecopy, and email addresses and listings used in the Business;
(f)    all Software used in the Business, including without limitation the Software listed in Schedule 3.17(f), and except for Software set forth as Excluded Assets on Schedule 2.3(m);
(g)    the Contracts listed on Schedule 3.13(a) (i.e., the Material Contracts) as well as contracts entered into in the Ordinary Course that relate exclusively to the Business and are Immaterial or that are listed on Schedules 2.8(a)(xvi) or 2.8(a)(xvii) (collectively, the “Purchased Contracts”), and all rights of any nature whatsoever arising out of all Purchased Contracts;
(h)    all Lists related to the Business, all files, records, documents, data, databases plans, proposals, and all other recorded knowledge related to the Business, including all records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records (provided that Seller may retain copies of the financial and accounting records in existence as of the Closing), creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and records, whether in written, electronic, visual, or other form, and, subject to Legal Requirements, copies of all personnel and other records of Seller related to the Business; provided, however, Seller shall maintain copies of any and all such Lists for use in the Ordinary Course for Seller’s other publications; and provided further, that use of the Lists by Seller and its Affiliates shall be subject to the terms of the Non-Competition Agreement;
(i)    all rights of Seller to prepare, publish, sell, license, and distribute, in all media (now existing or hereafter devised), any written and graphic materials published in the Publications or on the Websites, including any current and future supplements, newsletters, and magazines, as well as any extensions and spinoffs derived from any such materials;

(j)    subject to Section 2.3(d), all claims and rights of Seller in connection with or relating to the Purchased Assets or the Assumed Liabilities, including all claims and rights of Seller against third parties relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;
(k)    all of the issued and outstanding capital stock of Mediatex Communications Corporation, an Indiana corporation (“Mediatex”);
(l)    all prepaid non-subscription revenue related to Buyer Publications (“Prepaid Ad Revenue”);
(m)    all Prepaid Expenses;
(n)    all trade/barter assets related to the Business; and
(o)    the Business as a going concern and all of the goodwill associated with the Business.
2.3    Excluded Assets. The Purchased Assets shall not include any of the following assets, rights, and properties of Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets and shall be retained by Seller:
(a)    all cash and cash equivalents (including the Closing Date Accounts Receivable, but excluding Prepaid Ad Revenue and Prepaid Expenses), and short-term investments of Seller;
(b)    those Contracts, and the rights arising under those Contracts, of Seller not included in Purchased Contracts (collectively, the “Excluded Contracts”);
(c)    all rights of Seller in connection with the Business relating to deposits, claims for refunds, and rights of offset for the period prior to Closing, other than Prepaid Expenses;
(d)    all claims and rights of Seller to federal, state, local, and foreign Tax refunds, Tax refund claims, Tax credits, and Tax deposits for tax periods ending before the Closing Date, and with respect to any such refund applicable to any Straddle Period, the portion of such refund attributable to the period for which Seller is responsible for the applicable Tax as determined under Section 10.3(b);
(e)    all corporate names, minute books, stock records, and Tax Returns of Seller;
(f)    all insurance policies of Seller and all of Seller’s rights thereunder;
(g)    all Governmental Authorizations of Seller, to the extent not transferable by their terms or under applicable Legal Requirements;
(h)    all assets and rights of Seller in and with respect to the Plans and other benefit obligations of Seller;

(i)    the Fixed Assets of Seller other than the Fixed Assets to be conveyed to Buyer hereunder;
(j)    all owned real property of Seller;
(k)    the rights of Seller under this Agreement or any document or agreement entered into in connection herewith;
(l)    all accounts, notes, and other receivables of Seller (including the Closing Date Accounts Receivable), whether or not related to the Business;
(m)    Software that is not exclusively used by the Business as set forth on Schedule 2.3(m);
(n)    any and all tangible or intangible assets disposed of in the Ordinary Course;
(o)    all assets and rights of Seller that are not located at the Leased Property and not exclusively used by the Business, except to the extent specifically included in Purchased Assets; and
(p)    all assets and rights of Seller not included in Purchased Assets.
2.4    Procedures for Non-Transferable Assets. If any Purchased Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of some other party or parties that has not been obtained on or before the Closing Date, and Buyer has elected to proceed to Closing notwithstanding the provisions of Section 7.1, then Seller shall (a) use Commercially Reasonable Efforts to obtain, as soon as reasonably possible after the Closing Date, any consents to assignment as are reasonably requested by Buyer that were not previously obtained and (b) assign such Purchased Contracts or other property or rights included in the Purchased Assets to Buyer on the effective date for any such consent obtained (and this Agreement shall not constitute an assignment of such Purchased Contract or other property or rights until such consent is obtained), subject to the other provisions of this Section 2.4. With respect to any Purchased Contract or property or right included in the Purchased Assets for which a necessary consent has not been obtained as of the Closing Date, if requested by Buyer, Seller shall enter into any reasonable arrangement with Buyer that is designed to give Buyer the practical benefits of such property or right, provided that such use is without any incremental cost to Buyer or Seller (for purposes of clarity, to the extent that there is any expense to Seller for use of any such property or right, such expense shall be paid by Buyer).
2.5    Assumed Liabilities. As of the Effective Time, Buyer shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of Seller (the “Assumed Liabilities”):
(a)    the prepaid subscription liabilities and trade/barter liabilities incurred in the Ordinary Course and related to the Business;

(b)    all real estate or personal property taxes associated with the Purchased Assets due and payable with respect to the period on or after Closing, as further provided in Section 10.3;
(c)    the obligations arising after the Effective Time under the Purchased Contracts, but not including obligations arising prior to the Effective Time under the Purchased Contracts and liabilities for breaches thereof occurring at or before the Effective Time; and
(d)    the obligations of Seller to run advertisements in the Buyer Publications or to hold events to the extent disclosed on Schedule 2.8(a)(xvii).
2.6    Excluded Liabilities.
(a)    Except for the Assumed Liabilities, neither Buyer nor any of its Affiliates shall assume, take subject to, or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known, or unknown, of Seller or the Business, arising prior to the Effective Time (the “Excluded Liabilities”). Seller retains, and shall pay and perform and shall cause its Affiliates to pay and perform, on or before the date due, all Excluded Liabilities.
(b)    Without limiting the generality of Section 2.6(a), the Excluded Liabilities shall include the following:
(i)    Any liabilities (including all accounts payable) relating to the Publications arising or relating to the period prior to the Effective Time, except as otherwise set forth herein;
(ii)    any Proceedings that arise out of or relate to the Business arising or relating to the period prior to the Effective Time including, without limitation, that certain lawsuit styled “Richelle L. Shetina vs Emmis Publishing, L.P. D/B/A Texas Monthly, Emmis Operating Company, and Walter Ned “Skip” Hollandsworth, filed in the 116th Judicial District Court, Dallas County, Texas (Cause No. DC-16-01661);
(iii)    any Taxes related to the operations or assets that comprise the Business with respect to any period ending before the Closing Date or any Pre-Closing Straddle Period, and any Taxes arising by reason of the transactions contemplated herein, other than as provided in Section 10.3;
(iv)    any Taxes of Seller unrelated to the Business;
(v)    any Contract for which the liabilities and obligations are not assumed by Buyer pursuant to Section 2.5(c);
(vi)    any violation of Environmental Law prior to the Closing Date in connection the Business;
(vii)    any Plans or other benefit obligations of Seller or any of Seller’s Affiliates (including any obligations of Seller or any of Seller’s Affiliates to make contributions to any 401(k) plan), including severance;

(viii)    except as set forth on Schedule 2.2(g), any employment, severance, retention, or termination agreement with any employee working in the Business;
(ix)    any obligation to distribute to any limited partner or general partner or otherwise to apply all or any part of the consideration received hereunder;
(x)    any noncompliance prior to the Effective Time by the Business with any Legal Requirement of any Governmental Authority;
(xi)    any Indebtedness or any security interest related thereto;
(xii)    any fees and expenses incurred by Seller in connection with the transactions contemplated hereby;
(xiii)    any obligation to any limited partner, general partner, or any former limited partner or general partner;
(xiv)    any obligation relating to the Excluded Assets;
(xv)    any claim by employees or former employees of Seller or their respective dependents for any medical claim under the federal healthcare continuation rules known as COBRA;
(xvi)    any obligation of Seller under this Agreement or any other document executed by Seller in connection with the transactions contemplated hereby; and
(xvii)    any liability of or related to Mediatex arising with respect to or related to the period prior to the Effective Time.
2.7    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place (the “Closing Date”) commencing at 10:00 a.m. at the offices of Norton Rose Fulbright US LLP, 1301 McKinney Street, Suite 5100, Houston, Texas 77010, on the later of November 1, 2016 or the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Purchased Assets (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other time and place as shall be mutually agreed upon by the Parties; provided that the Parties may agree that the Closing will occur through the electronic transfer of documents and each Party may rely on each document sent electronically as an original. In the case of a Closing by the electronic transfer of documents, each Party agrees to provide signed originals of such documents to the other Parties hereto, as applicable, as soon as reasonably possible following the Closing. The Closing shall be effective as of 12:01 a.m. Austin, Texas time on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time.
2.8    Closing Obligations. At the Closing:
(a)    Seller shall deliver to Buyer:

(i)    a bill of sale substantially in the form of Exhibit A attached hereto executed by Seller, conveying the Purchased Assets constituting personal property to Buyer;
(ii)    an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment & Assumption Agreement”), executed by Seller, assigning to Buyer the rights under the Purchased Contracts (subject to Section 2.4);
(iii)    separate assignments of all Marks and Copyrights included in the Purchased Proprietary Rights substantially in the forms of Exhibits C-1, C-2, and C-3 attached hereto, executed by Seller;
(iv)    domain name assignments for each Domain Name substantially in the form of Exhibit D, executed by Seller or its Affiliates, as appropriate;
(v)    a non-competition, non-disclosure, and non-solicitation agreement substantially in the form of Exhibit E attached hereto, executed by Seller (the “Non-Competition Agreement”);
(vi)    evidence reasonably satisfactory to Buyer of the receipt of all consents required for the purchase and assignment to Buyer of the material Purchased Contracts set forth on Schedule 2.8(a)(vi) (the “Material Consents”);
(vii)    evidence satisfactory to Buyer of the release of any Encumbrances (other than Permitted Liens) on the Purchased Assets including, without limitation, the release by the agent under the Credit Agreement, dated as of June 10, 2014 (as amended, the “Credit Agreement”), by and among the Emmis Communications Corporation, Emmis Operating Company, certain other subsidiaries of the Company, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Fifth Third Bank, as syndication agent;
(viii)    evidence that Seller is in good standing and existence under the laws of the State of Indiana;
(ix)    a certificate of the secretary of Seller certifying (A) that attached thereto is a true and complete copy of Seller’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of Indiana, (B) that attached thereto is a true and complete copy of the limited partnership agreement of Seller, as then in effect, (C) that attached thereto is a true and complete copy of the resolutions adopted by the general partner of Seller authorizing the execution, delivery, and performance of this Agreement and the Seller Documents and the transactions contemplated hereby and thereby, and (D) as to the incumbency and signatures of any of Seller’s officers who shall execute documents at the Closing or who have executed this Agreement;
(x)    a transition services agreement substantially in the form of Exhibit F attached hereto (the “Transition Services Agreement”), executed by Seller Guarantor;
(xi)    [intentionally deleted]

(xii)    validly completed sale for resale exemption certificates from Buyer;
(xiii)    a certificate from Seller (or, if Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), then the owner of Seller) that is reasonably acceptable to Buyer and conforms to the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller (or the Person from whom Seller is disregarded) is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date);
(xiv)    [intentionally deleted]
(xv)    [intentionally deleted]
(xvi)    a preliminary schedule listing the trade/barter assets and liabilities of the Business as of the Effective Time (such schedule hereinafter referred to as Schedule 2.8(a)(xvi)) with a final schedule to be delivered within thirty (30) days after Closing; and
(xvii)    a preliminary schedule listing the obligations of Seller to run advertisements in the Buyer Publications and hold events as of the Effective Time (such schedule hereinafter referred to as Schedule 2.8(a)(xvii)) with a final schedule to be delivered within thirty (30) days after Closing; and
(xviii)    a schedule listing all accrued but unused vacation for each Transferred Employee.
(b)    Buyer shall deliver to Seller:
(i)    the Purchase Price;
(ii)    the Assignment & Assumption Agreement executed by Buyer, pursuant to which Buyer shall assume the Assumed Liabilities;
(iii)    the Non-Competition Agreement, executed by Buyer;
(iv)    evidence that Buyer is in good standing and existence under the laws of the State of Delaware;
(v)    a certificate of an officer of Buyer certifying (A) that attached thereto is a true and complete copy of Buyer’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of Delaware, (B) that attached thereto is a true and complete copy of the limited liability company agreement of Buyer, as then in effect, (C) that attached thereto is a true and complete copy of the resolutions adopted by the sole member of Buyer authorizing the execution, delivery, and performance of this Agreement and the Buyer Documents, as applicable, and the performance of the transactions contemplated hereby and thereby, and (D) as to the incumbency and signatures of Buyer’s officers who shall execute documents at the Closing or who have executed this Agreement; and
(vi)    the Transition Services Agreement, executed by Buyer.

2.9    Purchase Price. At the Closing, and in consideration of the sale of the Purchased Assets, the Buyer shall provide Seller consideration consisting of cash in an amount equal to $25,000,000 (the “Unadjusted Purchase Price”), as adjusted pursuant to Section 2.12 (as adjusted, the “Purchase Price”).
2.10    Manner of Payment. On the Closing Date, Buyer shall pay or cause to be paid the Purchase Price, by wire transfer of immediately available funds, to an account or accounts that Seller shall designate in writing to Buyer at least three (3) days prior to the Closing Date.
2.11    Purchase Price Allocation. An amount equal to the Purchase Price plus the Assumed Liabilities shall be allocated among the Purchased Assets (including the Mediatex Securities) and the Non-Competition Agreement in accordance with Schedule 2.11. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Code. Buyer and Seller shall use commercially reasonable efforts to update such Schedule in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement. Buyer and Seller shall, and shall cause their Affiliates to, report consistently with such Schedule, as adjusted, on all Tax Returns, including IRS Form 8594, which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with such Schedule, as adjusted, unless otherwise required by applicable Legal Requirements; provided, however, that (a) Buyer’s cost for the Purchased Assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs so allocated and costs to fulfill the assumed prepaid subscription liability capitalized as goodwill after the Closing Date, (b) Seller’s amount realized on the sale of the Purchased Assets may differ from the total amount so allocated to reflect such Seller’s transaction costs that reduce the amount realized, and (c) no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.
2.12    Purchase Price Adjustment.
(a)    Purchase Price Adjustment. The Unadjusted Purchase Price shall be reduced by an amount equal to (i) $1,084,000, (ii) plus Prepaid Ad Revenue, (iii) plus Buyer Paid Pre-Closing Expenses, (iv) plus Seller’s Property Tax Allocation, (v) minus Confirmed Value of Paper Stock, (vi) minus Prepaid Expenses, and (vii) minus Seller Paid Post-Closing Expenses.
(b)    Estimated Purchase Price Adjustment at Closing. At least two (2) business days prior to Closing, Seller will provide Buyer with Seller’s estimates as of the Effective Time of the (i) Prepaid Ad Revenue (the “Estimated Prepaid Ad Revenue”), (ii) Seller’s Property Tax Allocation, (iii) Confirmed Value of Paper Stock (the “Estimated Confirmed Value of Paper Stock”), (iv) Prepaid Expenses (the “Estimated Prepaid Expenses”), and (v) Seller Paid Post-Closing Expenses (the “Estimated Seller Paid Post-Closing Expenses”). The Unadjusted Purchase Price paid at Closing will be reduced by an adjustment amount equal to (i) $1,084,000, plus (ii) the Estimated Prepaid Ad Revenue, plus (iii) Seller’s Property Tax Allocation, minus (iv) the Estimated Confirmed Value of Paper Stock, minus (v) the Estimated Prepaid Expenses, and minus (vi) the Estimated Seller Paid Pre-Closing Expenses (such adjustment amount being hereinafter referred to as the “Estimated Purchase Price Adjustment”).

(c)    Definitive Purchase Price Adjustment. Within thirty (30) days after the Closing Date, Seller will provide Buyer with Seller’s written determination of the actual amount of each of the following as of the Effective Time: (i) the Prepaid Ad Revenue, (ii) the Seller’s Property Tax Allocation, (iii) the Confirmed Value of Paper Stock, (iv) the Prepaid Expenses, and (v) the Seller Paid Post-Closing Expenses, each of which shall be calculated and/or determined on a basis consistent with the determination of the estimates provided by Seller pursuant to subparagraph (b) above. Within thirty (30) days after the Closing Date, Buyer will provide Seller with Buyer’s written determination of the actual amount of the Buyer Paid Pre-Closing Expenses. If, within thirty (30) days after the date on which the Seller has provided its determination of the actual amounts required from it pursuant to this subparagraph (c), Buyer shall not have given written notice to Seller setting forth in detail any objection of Buyer to any of such determinations, then such determinations will be final and binding on the Parties. If, within thirty (30) days after the date on which the Buyer has provided its determination of the actual amount required from it pursuant to this subparagraph (c), Seller shall not have given written notice to Buyer setting forth in detail any objection of Seller to such determination, then such determination will be final and binding on the Parties. In the event that either Buyer or Seller does give written notice of any objection to the determinations provided by the other Party within such 30-day period, then Buyer and Seller will use all commercially reasonable efforts to resolve the dispute within the thirty (30) day period following the delivery of the written notice. If Buyer and Seller are unable to reach an agreement within such 30-day period, then either Buyer or Seller may submit the issue to a nationally recognized accounting firm as shall be mutually acceptable to Buyer and Seller, whose determination of the adjustments to the Purchase Price shall be final and binding upon the Parties. Buyer and Seller will jointly share the fees and expenses of such accounting firm. The amount of the adjustments to the Purchase Price as finally determined pursuant to this subparagraph (c) is hereinafter referred to as the “Definitive Purchase Price Adjustment.” Within five (5) business days after the Definitive Purchase Price is determined, (a) if the Definitive Purchase Price Adjustment is greater than the Estimated Purchase Price Adjustment, then Seller shall pay to Buyer by wire transfer of immediately available funds an amount equal to such difference, or (b) if the Definitive Purchase Price Adjustment is less than the Estimated Purchase Price Adjustment, then Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to such difference.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that:
3.1    Organization; Good Standing. Seller (i) is a limited partnership, duly organized and validly existing under the laws of the State of Indiana; (ii) has all requisite power and authority to own, lease, and operate the properties and assets used in the Business and to conduct the Business as it is presently conducted; and (iii) is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each state or other jurisdiction in which the operation of the Business requires such qualification except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

3.2    Authority; Enforceability. Seller has the absolute and unrestricted right, authority, power, and capacity to (i) execute and deliver this Agreement and each certificate, document, and agreement to be executed by Seller in connection herewith (collectively, with this Agreement, the “Seller Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited partnership action on the part of Seller, including the approval of Seller’s general partner. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon execution and delivery by Seller of the Seller Documents, the Seller Documents shall constitute, the legal, valid, and binding obligation of Seller, enforceable against it in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, and moratorium laws, and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).
3.3    Consents and Approvals; No Violations. Except as disclosed in Schedule 3.3, neither the execution and delivery of the Seller Documents by Seller nor the performance of Seller’s obligations thereunder nor the consummation by Seller of the transactions contemplated thereby will (a) conflict with or result in a material breach of the terms, conditions, or provisions of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of any Encumbrance on the assets of Seller or the equity of Seller under or pursuant to, or (e) require any Governmental Authorization, exemption, or other action by or declaration or notice to any third party or Governmental Authority pursuant to (i) the certificate of formation or limited partnership agreement or similar partnership governance documents of Seller or Mediatex, (ii) any of the material Purchased Assets, or (iii) any material Legal Requirement or Governmental Authorization.
3.4    Financial Statements.
(a)    Schedule 3.4(a) contains the unaudited balance sheets and statements of income of the Business for the fiscal years ended February 28, 2014 and 2015, and February 29, 2016, for the three-month period ended May 31, 2016, and for each of the months of June, July and August 2016 (collectively, the “Statements of Operations”). The Statements of Operations have been prepared in accordance with GAAP consistently applied and accurately and fairly present in all material respects the results of operations of the Business as operated by Seller for the respective periods covered thereby, except that (i) employee health insurance expense reflected in the statements is an estimate of the Business’s share of consolidated health insurance expense and not necessarily indicative of actual claims activity of the Business, and (ii) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying financial statements, and non-cash compensation expenses associated with certain equity grants.
(b)    To the Knowledge of Seller, Seller does not have any material obligation or liability of any kind (known, unknown, contingent, or otherwise) related to or in connection with the Business, except for Excluded Liabilities, and liabilities, and obligations set forth on Schedule 2.5(a).

3.5    Absence of Certain Changes. Except as disclosed in Schedule 3.5, since August 31, 2016, Seller has conducted the Business only in the Ordinary Course and there has not been any:
(a)    change, event, or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;
(b)    loss or damage affecting any of the material Purchased Assets that has had, or could reasonably be expected to have, a Material Adverse Effect;
(c)    payment or increase by Seller of any compensation to any employee, contractor, or consultant other than salary, bonus or other payments, except in the Ordinary Course;
(d)    entry into, material modification, or material amendment of, breach or transfer of, termination or notice of termination, or cancellation or waiver of, or material change in the terms of, any (A) material Governmental Authorization related to the Business, (B) Purchased Contract other than as described on Schedules 2.8(a)(xvi), 2.8(a)(xvii), or 3.13(a) or that is Immaterial; (C) transaction or group of related transactions outside the Ordinary Course involving a total financial commitment by or to Seller related to the Business in excess of $50,000; or (D) or any Purchased Contract with any employee of the Business whether for employment, severance, services, support, or otherwise (except as described in Schedule 3.13(a));
(e)    sale, lease, or other disposition of any material Fixed Assets or mortgage or creation or imposition of any Encumbrance (other than a Permitted Lien) on any Purchased Assets;
(f)    delay or postponement by Seller of the payment of accounts payable or other liabilities of Seller related to the Business or acceleration of the collection of any account receivable related to the Business outside the Ordinary Course;
(g)    incurrence of any indebtedness for money (including pursuant to any notes, bonds, or debt securities) relating to the Business or secured by or otherwise binding any of the Purchased Assets, other than in the Ordinary Course; or
(h)    agreement by Seller to do any of the foregoing.
3.6    Taxes and Tax Returns. All Tax Returns required to be filed prior to the Closing that encompass or relate in any manner to the Purchased Assets to report Taxes that if unpaid by Seller will give rise to a Encumbrance on the Purchased Assets or impose liability on Buyer have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) required to be paid prior to the Closing Date relating to the Purchased Assets have been timely paid. Seller is not currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation, or other proceeding with respect to Taxes applicable to the Purchased Assets, and no such proceeding has been threatened by any Taxing Authority. Except with respect to Taxes not yet due and payable, (a) there are no Encumbrances for unpaid Taxes upon the Purchased Assets other than Permitted Liens, and (b) no written claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any Encumbrance. Except for the Mediatex Securities, none of the Purchased Assets includes any stock, partnership interests, limited liability company interests, legal, or beneficial interests or any other equity interests in or of any Person, and there is no joint venture, co-tenancy, contract, or other similar arrangement involving the Purchased Assets for which an election is in effect under Section 761(a) of the Code or that could be treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code if no such election has been made. None of the Assumed Liabilities includes: (a) an obligation to make a payment that is not deductible under Section 280G of the Code; (b) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes; (c) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Taxing Authority that will impose any liability on Buyer after the Closing; (d) an obligation under any agreement, contract, arrangement, or plan to indemnify, gross-up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (e) an obligation to pay the Taxes of any Person as a transferee or successor, by contract (other than pursuant to a routine tax allocation provision contained in any of the Purchased Contracts) or otherwise, including an obligation under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements). No special arrangements or agreements exist with any Taxing Authority with respect to the amount of the Taxes on, or the assessed valuation of, any of the Purchased Assets. There is no Tax assessment pending or threatened with respect to any portion of the Purchased Assets.
3.7    Proceedings; Governmental Orders.
(a)    No claims or Proceedings have been commenced or are pending or, to the Knowledge of Seller, have been threatened against Seller, that relate to, or that could reasonably be expected to affect, the Business in a material and adverse manner or that challenge or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. To the Knowledge of Seller, no circumstance exists that is reasonably likely to give rise to any such claim or Proceeding.
(b)    There are no outstanding Orders, injunctions, or decrees of any Governmental Authority, and there are no settlement or other agreements with any Person, that (i) restrict the ownership, disposition, or use of the Purchased Assets or the conduct of the Business as currently operated, or (ii) could reasonably be expected to prevent or delay the consummation of the transactions contemplated by, or affect the enforceability of, this Agreement.
3.8    Compliance with Law; Governmental Authorizations. The Business is conducted and has been conducted in compliance in all material respects with all Permits, Orders, injunctions, and decrees and applicable Legal Requirements of any Governmental Authority, including Governmental Authorizations. Seller has obtained and maintains all Governmental Authorizations required with regards to the Business. Seller is in material compliance with all such Governmental Authorizations.

3.9    Environmental Matters.
(a)    To the Knowledge of Seller, Seller is in material compliance with Environmental Laws and Governmental Authorizations under Environmental Laws in connection with the operation of the Business and occupancy of the premises under the Real Property Leases.
(b)    Seller has not received any written or oral notice, report, Order, or other information from any Governmental Authority or third party alleging a violation of Environmental Laws or Release of Hazardous Substances in connection with the operation of the Business for which Seller may have liability under Environmental Laws.  To the Knowledge of Seller, no actions are threatened against it asserting that Seller is not in compliance with any Environmental Laws or may have liability for a Release of Hazardous Substances in connection with the operation of the Business.
(c)    Seller has provided Buyer with copies of all reports and material documents in Seller’s possession or control evaluating Seller’s compliance with Environmental Laws or assessing Releases of Hazardous Substances affecting the premises covered by the Real Property Leases, nearby properties, or remote properties (including offsite disposal sites) for which Seller may have liability.
3.10    Employee Benefit Plans.
(a)    Schedule 3.10(a) contains a true and complete list of each material pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, currently in effect which is maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has any material liability, contingent or otherwise (including on account of an ERISA Affiliate) or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any material liability, contingent or otherwise, after the Effective Time (as listed on Schedule 3.10(a), each, a “Plan”).
(b)    Except as set forth on Schedule 3.10(b), no Plan is established and maintained solely by Seller. With respect to each Plan listed on Schedule 3.10(b), Seller has made available to Buyer accurate, current and complete copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications relating to any such Plan.
(c)    To the Knowledge of Seller, nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.

(d)    Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or applicable Legal Requirement relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e)     (i) No Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) no Plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no Plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and (v) none of the Purchased Assets is, or, to the Knowledge of Seller, may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.
(f)    Other than as required under COBRA or other Legal Requirement, no Plan provides post-termination or retiree welfare benefits to any individual for any reason.
(g)    Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Plan.
(h)    Except as set forth on Schedule 3.10(h), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable to any such individual under any Plan or result in any other material obligation to any such individual pursuant to any Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.
3.11    Employees and Independent Contractors.
(a)    Schedule 3.11(a) contains a list of all persons who are employees of the Business as of the date hereof whose principal place of business is at the Leased Property (whether working exclusively for the Business or involved with or in support of the Business), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full- or part-time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Each such employee is eligible to participate in the Plans (subject to the eligibility qualifications set forth in each Plan). Except as set forth in Schedule 3.11(a), as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.
(b)    Except as set forth in Schedule 3.11(b), Seller is not a party to or bound by any agreement for the employment of any person who works for Seller exclusively in connection with the Business on the date hereof which is not terminable without liability or any payment obligation (other than payment obligations imposed by applicable law). Seller has made available to the Buyer true, correct and complete copies of all agreements, contracts and arrangements set forth in Schedule 3.11(b).
(c)    Seller has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.
3.12    Labor Matters. Seller is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any employees of the Business, and Seller has not been a party to or bound by any such agreement within the three-year period preceding the Closing. No strike, labor suit, or Proceeding, or labor administrative Proceeding is pending or, to the Knowledge of Seller, threatened respecting such employees, and, to the Knowledge of Seller, no such matter has been threatened within the three-year period prior to the date of this Agreement.
3.13    Contracts; Advertisers and Suppliers.
(a)    Schedule 3.13(a) sets forth a complete and accurate list of each of the following Contracts as in effect on the date hereof other than Contracts listed in Schedules 2.8(a)(xvi) or 2.8(a)(xvii) (collectively, the “Material Contracts”):
(i)    each Contract that exclusively relates to and is of material importance to the Business;
(ii)    each Contract or agreement involving employment, consulting, printing, production, editorial, content development, fulfillment, distribution, circulation, or other products or services exclusively used in or related to the Business, other than those that are Immaterial;
(iii)    each sales contract or agreement to which Seller is a party with a customer or a vendor of, and relating exclusively to, the Business, other than those that are Immaterial;
(iv)    each distribution and slotting fee contract relating exclusively to the Business, other than those that are Immaterial;
(v)    all Contracts (or group of related Contracts) for the lease of personal property to or from any Person exclusively relating to or used in the Business, other than those that are Immaterial;

(vi)    each Contract granting a license or other right to use any trademark, copyright, domain name, or other similar rights of the Business;
(vii)    each Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing of or receipt of services, the performance of which will extend over a period of more than one year, or result in a loss, that are exclusively used in or relate to the Business, other than those that are Immaterial; and
(viii)    each other Contract (or group of related Contracts) exclusively related to the Business, other than those that are Immaterial.
(b)    The Purchased Contracts, together with the services to be provided by Seller and its affiliates pursuant to the Transition Services Agreement, constitute substantially all of the Contracts, agreements, and services related to or used in connection with the operation of the Business and which are reasonably necessary for Buyer to continue the operation of the Business in substantially the same manner as conducted immediately prior to the Closing.
(c)    All Purchased Contracts are valid, binding, and in full force and effect; to the Knowledge of Seller, no other party to any Purchased Contract is in material breach or default thereunder, in each case including with notice or the lapse of time, or both; and no party to any of the Purchased Contracts that are material to the ongoing operation of the Business has notified Seller in writing of such party’s intention to terminate its relationship with the Business.
(d)    No Purchased Contract, or any other agreement, contract, or understanding to which Seller or any of its Affiliates is a party, would limit the freedom of the Buyer to continue to conduct the Business in any geographical area or otherwise to conduct the Business as currently conducted by Seller.
(e)    Schedule 3.13(e) contains a list of the top five (5) suppliers or vendors by dollar volume of products or services sold to or related to the Business during calendar year 2015 and the first six months of 2016. No such supplier or vendor has notified Seller that it intends to cease doing business with the Business or materially and adversely alter the amount or method of business it is currently undertaking in connection with the Business, and to the Knowledge of Seller, no such supplier or vendor has any such intention.
(f)    Seller is not in default or violation (and to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a default or violation) of any material term, condition, or provision of any Purchased Contract or any Order, writ, judgment, injunction, decree, or settlement of any court applicable to the conduct of the Business or the Purchased Assets.
3.14    Assets.
(a)    Schedule 2.2(a) contains a list of all of the material Fixed Assets used in operating the Business located at the Leased Property as of the Closing Date.

(b)    Seller owns good and valid title to or valid leasehold or license interests in all of the Purchased Assets free and clear of all Encumbrances except for the Permitted Liens.
(c)    The tangible personal property constituting part of the Purchased Assets, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its intended purposes.
(d)    The Purchased Assets (along with the assets of Seller used to perform its obligations under the Transition Services Agreement) constitute substantially all of the assets and properties used in connection with the operation of the Business which are reasonably necessary for Buyer to continue the operation of the Business in substantially the same manner as conducted immediately prior to the Closing.
3.15    Real Property. Schedule 3.15 lists all material real property and interests in real property leased by Seller and used or held for use exclusively in the operation or conduct of the Business (each, a “Leased Property”) together with all Real Property Leases for the same. Seller has valid leasehold interests in all Leased Property, free and clear of all Encumbrances other than Permitted Liens. All Real Property Leases are in full force and effect and there is no existing material breach or event of default under any term or provision of any Real Property Lease by Seller, as lessee, or any lessor thereunder, nor does any other event or condition exist, which, with the giving of notice or the passage of time or both would constitute a material breach or an event of default by Seller, as lessee, or any lessor thereunder. Seller has previously made available to Buyer true and complete copies of each written Real Property Lease required to be listed on Schedule 3.15. Except as disclosed by the Real Property Leases provided to Buyer, no Real Property Lease has been modified or amended, orally or in writing, in any material respect, and no lessor under any Real Property Lease has asserted, orally or in writing, any material claim of set-off or material defense to the enforcement against it of its obligations thereunder. Seller has not exercised any right of renewal or extension of any of the Real Property Leases except as set forth in Schedule 3.15. The Leased Property, together with access to any real property on which any services under the Transition Services Agreement will be provided, constitutes all of the real property interests necessary for the conduct of the Business as currently conducted.
3.16    Inventories. The Inventories of the Business are of a quality and quantity useable in the normal and Ordinary Course of the Business. None of such Inventory is held on consignment, or otherwise, by third parties and the Inventory is located at the Leased Property and the LSC Communications US, LLC location in Glasgow, Kentucky (with respect to paper stock only).
3.17    Proprietary Rights.
(a)    Ownership and Right to Use. Except as set forth on Schedule 3.17(a), Seller either (i) owns the entire right, title and interest in and to the Purchased Proprietary Rights, free and clear of any Encumbrances other than Permitted Liens, or (ii) has the right to use the same as currently used in operation of the Business. Except as disclosed in Schedule 3.17(a), Seller does not have any obligation to pay any fee to any Person for any Purchased Proprietary Right used by Seller in connection with the Business. Seller is not in breach in any material respect of any Contract for the Purchased Proprietary Rights. There is no Contract, other than those Contracts listed in

Schedule 3.17(a), that grants any Person a license in any Purchased Proprietary Rights of Seller or that imposes any restriction on Seller’s use of the Purchased Proprietary Rights.
(b)    Marks, Trade Names, Domain Names and Social Media. Schedule 3.17(b) contains true, correct and complete lists of (i) each material Mark and trade name that is used by Seller in connection with the Business other than Excluded Assets, (ii) each application and registration by Seller with respect to any such Marks or trade names, (iii) the domain names used for any of the Websites or held by Seller in connection with the Business (the “Domain Names”), and (iv) all material social media accounts used in connection with the Business. Except as otherwise disclosed on Schedule 3.17(b), Seller has the exclusive right to use and control over each such Mark, trade name, Domain Name and social media account within the scope, and in the geographic area, of its present use. Except as listed on Schedule 3.17(b), to the Knowledge of Seller: (x) no other Person (including without limitation an employee or consultant of Seller) is using a similar Mark or trade name to describe a business, or a domain name or social media account in connection with a business, that is similar to or incorporates the Marks used in connection with the Business that materially interferes in the operation of the Business, (y) no other Person is using a similar Mark to describe products or services that are similar to the products or services of the Business, and (z) no other Person is currently using any Mark or trade name in a manner that would preclude Seller from using its Marks and trade names in the manner and to the extent it is using such Marks and trade names.
(c)    Patents. Seller does not own or license any Patent.
(d)    Copyrights. Seller owns or possesses or has the right to license to Buyer all legal rights to all Copyrights necessary for the conduct of the Business as currently conducted.
(e)    Trade Secrets. Seller has taken Commercially Reasonable Efforts to prevent the unauthorized disclosure of its Trade Secrets and maintain the confidentiality of its Proprietary Rights.
(f)    Software. There is no Software included in the Purchased Assets that is material to the Business, other than off-the-shelf, commercially-available Software (the “Seller Software”). Except as set forth in Schedule 3.17(f), the Seller Software constitutes all of the Software reasonably necessary for the conduct of the Business as currently conducted. Seller has used and is currently using the Seller Software in material compliance with any written license for the Seller Software to which Seller is a party. In connection with the Business, (x) Seller does not sell, license or market Software, and (y) Seller has not entered into any Contract that grants any other Person a license or sublicense in any of the Seller Software.
(g)    No Infringement. In connection with the Business, Seller is not materially infringing and has not materially infringed upon or misappropriated any Proprietary Right of another Person. To the Knowledge of Seller, no Person is materially interfering with, infringing upon or misappropriating any Purchased Proprietary Rights. No unresolved claim has been asserted against Seller in writing: (i) that another Person has any right or interest in or to any of the Purchased Proprietary Rights; (ii) that Seller is infringing upon any Proprietary Right of such Person; (iii) that claims invalidity of any Purchased Proprietary Rights owned by Seller; or (iv) that challenges

Seller’s right to use any of the Purchased Proprietary Rights. To the Knowledge of Seller, there are no pending or threatened investigations or administrative proceedings challenging the validity or registration of any Purchased Proprietary Rights.
(h)    Validity. (i) All registrations for Marks required to be identified on Schedule 3.17(b) are valid and in force; (ii) the Marks owned by Seller and required to be identified on Schedule 3.17(b) are valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Marks owned by Seller, and there is no basis for any such action. Seller has undertaken in a timely manner to maintain its right, title, and interest in and to all the Marks as required by applicable law, regulation, or rule, including, without limitation: (a) duly registering and/or filing, as applicable, all necessary affidavits of continuing use with each applicable Governmental Authority in each jurisdiction and (b) paying all necessary fees that are due.
3.18    Lists; Circulation.
(a)    Lists. Seller has maintained the confidentiality of the Lists in a commercially reasonable manner and has maintained the Lists in accordance with all Legal Requirements. To the Knowledge of Seller, no employee, agent, or representative of Seller, or any other Person, has (i) misappropriated any material Lists or (ii) taken information from any material Lists other than in the Ordinary Course.
(b)    Publications. The Publications constitute all of the publications of the Business.
(c)    Circulation. Seller has provided Buyer with materially true and correct (i) circulation quantities/estimates for the January 2015 through October 2016 issues of Texas Monthly magazine, and (ii) Google Analytics web traffic reports as of August 31, 2016.
3.19    Indebtedness. Except for indebtedness under the Credit Agreement, there is no outstanding indebtedness for borrowed money as of the Closing that is secured by an Encumbrance (other than a Permitted Lien) on any of the Purchased Assets, including any indebtedness for borrowed money owing to any Affiliate of Seller.
3.20    [intentionally deleted]
3.21    Capitalization of Mediatex. Seller is the owner of 100% of the issued and outstanding equity securities of Mediatex (the “Mediatex Securities”). All of the Mediatex Securities have been duly authorized, are validly issued, fully paid and non-assessable. All of the Mediatex Securities were issued in compliance with applicable Laws. None of the Mediatex Securities were issued in violation of any agreement, arrangement or commitment to which Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity securities of Mediatex or obligating Mediatex to issue or sell any shares of, or any other interest in, Mediatex. Mediatex does not have any outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights.

Mediatex does not own (directly or indirectly), and has no right or obligation to acquire (directly or indirectly), any equity securities or other securities of any other Person or any direct or indirect equity ownership interest in any other business.
3.22    Mediatex Liabilities. Mediatex has no indebtedness, liability, deficiency, expense, guaranty of indebtedness, or obligation of any nature, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether direct or indirect, whether liquidated or unliquidated, including liability with respect to Taxes.
3.23    Brokers or Finders. Neither Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor, or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III ABOVE, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS, LIABILITIES, OR OPERATIONS OF THE BUSINESS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III ABOVE, BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS, WITH ALL FAULTS. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, AND REMEDIES SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITATIONS ON SUCH REPRESENTATIONS, WARRANTIES, COVENANTS, AND REMEDIES SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON ITS OWN INVESTIGATION OF SELLER, THE PURCHASED ASSETS, AND THE BUSINESS.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that:
4.1    Organization. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.
4.2    Authority Relative to this Agreement. Buyer has the requisite limited liability company power and authority to (i) execute and deliver this Agreement and each certificate, document, and agreement to be executed by it in connection herewith (collectively, with this Agreement, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and upon execution and delivery by Buyer, the Buyer Documents shall constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement, and moratorium laws and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).
4.3    Consents and Approvals; No Violations.
(a)    Neither the execution and delivery of the Buyer Documents by Buyer nor the performance by Buyer of its obligations thereunder nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or violate the limited liability company agreement of Buyer, (ii) result in a violation or breach of, or constitute a default under, any material contract, agreement, or instrument to which Buyer is a party or by which any of its respective properties or assets is bound, or (iii) violate any Legal Requirement.
(b)    No filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.
4.4    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
4.5    Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
4.6    Brokers or Finders. Neither Buyer nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor, or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
4.7    No Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or related to Buyer which could reasonably be expected to affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
ARTICLE V

PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1    General. Each Party will use its Commercially Reasonable Efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII).
5.2    Notices and Consents. Seller will give any notices to third parties, and will use its Commercially Reasonable Efforts to obtain any third party consents, including consents of Governmental Authorities, if any, that Buyer reasonably may request in connection with the matters referred to in Section 3.3; provided, however, that no such consents shall be a condition to Closing under Article VII other than the Material Consents.
5.3    Operation of Business. Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of the Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.5. Subject to compliance with applicable law, from the date hereof until the earlier to occur of Closing or the Termination Date, Seller will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters and the general status of the ongoing business, operations, and finances of the Business, will promptly provide to Buyer or its representatives copies of all filings it makes with any Governmental Authority during such period, and will consult with Buyer prior to entering into or modifying any Contract related to the Business other than those that are Immaterial. With regards to the Business, Seller will not (i) fail to pay any Tax the failure of which would result in an Encumbrance of any of the Purchased Assets, (ii) fail to file any Tax Return due prior to the Closing that encompasses or relates to the Purchased Assets.
5.4    Preservation of Business. Seller will keep the business and properties of the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, subscribers, advertisers, customers, and employees and will not take any action that would detrimentally affect the business or properties of the Business in any material respect.
5.5    Full Access. Seller will permit representatives of Buyer to have reasonable access at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, senior management personnel, books, records, Contracts, and documents pertaining to the Business and will furnish copies of all such books, records, Contracts, and documents and all financial, operating, and other data and information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 5.5 will affect any representations or warranties made herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.
5.6    Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Article III to be inaccurate as of the date of this Agreement or the Closing Date. Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Article IV to be inaccurate as of the date of this Agreement or the Closing Date. No disclosure by any Party pursuant to this Section 5.6 shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach of warranty or covenant.
5.7    Confidentiality; Publicity. Except as may be required by law or stock exchange requirements, or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof, or any confidential information concerning the business or affairs of any other Party which it may have acquired from such Party in the course of pursuing the transactions contemplated hereby without the prior written consent of the other Party; provided, however, any Party may disclose any such confidential information as follows: (a) to such Party’s Affiliates or its Affiliates’ employees, lenders, counsel, agents, or accountants which shall also be subject to the requirements of this Section 5.7; or (b) to comply with any applicable law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of such possible disclosure and uses its Commercially Reasonable Efforts to limit or prevent such disclosure.
5.8    Affiliated Transactions. Except as otherwise agreed by Buyer, Seller will cause all Contracts and transactions by and between Seller or any Affiliate of Seller and the Business to be terminated effective as of the Closing, without any cost or continuing obligation to Buyer or the Business, and will deliver to Buyer evidence of such terminations that is reasonably acceptable to Buyer.
5.9    Charges, Fees, and Prepayment Obligations. Seller will, prior to the Closing, take such steps as are reasonably necessary to ensure that no sums are owed or payable by Buyer or the Business to any third Person in the nature of a transfer charge or processing fee with respect to any Purchased Contracts.
ARTICLE VI

POST-CLOSING COVENANTS
6.1    Further Assurances. Each Party shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement.
6.2    Publicity. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
6.3    Collection of Closing Date Accounts Receivable. For a period of 60 days following Closing, Buyer will use its Commercially Reasonable Efforts to assist Seller in collecting the Closing Date Accounts Receivable. Buyer agrees that it shall forward promptly to Seller any monies, checks, or instruments received by Buyer after the Closing with respect to Closing Date Accounts Receivable.
6.4    Cooperation. Each Party shall use Commercially Reasonable Efforts to collect, and shall cooperate in the collection of, the amounts described above and shall promptly remit to the other Party any mail or other communications, including any written or email inquiries and payments to which the other Party is entitled under this Agreement. Buyer will furnish or cause to be furnished to Seller, upon Seller’s reasonable request, as promptly as practicable, such information and assistance, including access to employees and independent contractors of the Business as is reasonably necessary for Seller to (a) defend any suit, claim or proceeding relating to the conduct of the Business prior to Closing and (b) close the books of the Business relating to periods prior to Closing for accounting purposes.
6.5    Internet Addresses/Domain Names/Social Media. Seller agrees to take whatever steps are reasonably necessary to formally transfer ownership and control of the content on the pages of the material Websites, Domain Names for each Website, and all material social media accounts included in the Purchased Assets to Buyer within ten (10) days following the Closing. In furtherance of the foregoing, while Seller has represented that all material social media accounts used in connection with the Business are owned and controlled by Seller, and not by employees or consultants of Seller, to the extent that this is not the case, Seller will take whatever steps are necessary to obtain rights to and control of such social media accounts, and transfer such rights and control to Buyer promptly following Closing.
6.6    Employees.
(a)    As of the Effective Time, Seller shall terminate all employees who work exclusively in connection with the Business (the “Terminated Employees”), and Buyer will offer employment, on an "at will" basis, to any or all of such employees.
(b)    Buyer shall offer employment effective on the Closing Date, to all of the Terminated Employees (who may include any Terminated Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Terminated Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”). Seller shall extend COBRA benefits (to the extent required by applicable law) to any Terminated Employees who do not become Transferred Employees. For the period commencing as of the Effective Time through and including February 28, 2017, Seller shall be responsible for all severance expenses for any Transferred Employee terminated by Buyer for any reason other than for cause, and such payment from Seller may either be paid directly to such terminated Transferred Employee or paid as a reimbursement to Buyer. All such severance shall be as set forth in the Emmis Publishing Transition Incentive Program Summary – Entity Leader, Emmis Publishing Transition Incentive Program Summary – Department Head and/or the Emmis Publishing Transition Incentive Program Summary – Full-Time, Regular Part-Time & Part-Time Employees, as of August 18, 2016 and shall be conditioned upon the execution of a separation and release agreement in favor of Seller, Buyer and their respective Affiliates in Seller’s standard form by any such Transferred Employee.

(c)    Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Effective Time and Seller shall pay all such amounts to all entitled persons on or prior to the Effective Time.
(d)    Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Effective Time. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Effective Time. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(e)    Each Transferred Employee shall as of the Effective Time be eligible to receive salary and benefits on substantially similar terms and conditions in the aggregate as are currently provided by Seller. Notwithstanding anything herein to the contrary, including the immediately preceding sentence, nothing herein will modify the “at will” nature of the employment of the Transferred Employees by Buyer, or restrict Buyer’s right or ability to modify the salary, benefits, or other components of compensation of any Transferred Employee at any time in the sole discretion of Buyer. Following the Effective Time through February 28, 2017, Buyer shall provide each Transferred Employee with any and all vacation time accrued but unused prior to the Effective Time. To the extent that the employment of any Transferred Employee is terminated for any reason during the foregoing time period, Seller shall reimburse Buyer for the amount of any payment in respect of accrued but unused vacation time payable upon such termination of employment within five (5) business days after Buyer gives Seller notice that such payment is due. For purposes of clarity, as of March 1, 2017, Buyer shall have no further obligation hereunder to provide Transferred Employees with vacation that was accrued but unused prior to the Effective Time and Seller shall have no further obligation to reimburse Buyer for any payments made in respect of accrued but unused vacation time upon termination of employment of any Transferred Employee.
(f)    This Section 6.6 shall be binding upon and inure solely to the benefit of each Party, and nothing in this Section 6.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.6 shall not create any right in any Person to any employment with the Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
(g)    In accordance with Treasury Regulation Section 54.4980B-9, Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under Code Section 4980B in connection with (i) any of its Terminated Employees, or (ii) any “qualified beneficiary” (within the meaning of Code Section 4980B) of any such terminated employees who is receiving post-employment medical, vision or dental benefits or whose “qualifying event” (within the meaning of Code Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date (collectively, “M&A qualified beneficiaries” as defined in Treas. Reg. Section 54.5980B-9, Q/A-4).
6.7    Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, subscriber, advertiser, supplier, or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing. Seller will refer all customer inquiries relating specifically to the Business to Buyer from and after the Closing.
6.8    Confidentiality. Each Party will treat and hold as confidential all of the confidential information of the other Party and the Business, refrain from using any of such confidential information except in connection with this Agreement, and deliver promptly to the other Party or destroy, at the request and option of the other Party, all tangible embodiments (and all copies) of such confidential information that are in such Party’s possession. If either Party is requested or required (by oral question or request for information or documents in any Proceeding) to disclose any such confidential information, the disclosing Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective Order. If, in the absence of a protective Order, the disclosing Party determines, on the advice of counsel, that it is compelled to disclose any such confidential information to any Governmental Authority, arbitrator, or mediator or else stand liable for contempt, the disclosing Party may disclose such confidential information to the Governmental Authority, arbitrator, or mediator; provided, however, that the disclosing Party shall use its Commercially Reasonable Efforts to obtain, at the reasonable request of the other Party and at no expense to the disclosing Party, an Order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the other Party shall designate.
6.9    Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction shall be treated as Excluded Liabilities.
ARTICLE VII

CLOSING CONDITIONS
7.1    Conditions Precedent to Obligation of Buyer. Buyer’s obligation to consummate the transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Buyer in connection with the transactions contemplated hereby will be deemed waived by any of the following actions or inactions by or on behalf of Buyer (regardless of whether Seller is given notice of any such matter); (i) consummation by Buyer of the transactions contemplated hereby, (ii) any inspection or investigation of the Business or Seller, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Business or Seller, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.
(a)    Each representation and warranty set forth in ARTICLE III must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules.
(b)    Seller must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects including, without limitation, those set forth in Section 2.8(a).
(c)    There must not be pending or threatened any Proceeding by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated hereby, or which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated hereby.
(d)    Seller and Buyer must have received the Material Consents.
(e)    Since the date of this Agreement there must have been no event, series of events, or the lack of occurrence thereof which, singularly or in the aggregate, have a Material Adverse Effect on the Business, including (i) there must not have been any action or inaction by a Governmental Authority, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Effect on the Business, and (ii) there must not have been any fire, flood, casualty, act of God or the public enemy, or other cause (regardless of insurance coverage for such damage) which have a Material Adverse Effect on the Business.
7.2    Conditions Precedent to Obligation of Seller. Seller’s obligation to consummate the transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Seller in connection with the transactions contemplated hereby will be deemed waived by any of the following actions or inactions by or on behalf of Seller (regardless of whether Buyer is given notice of any such matter); (i) consummation by Seller of the transactions contemplated hereby, (ii) any inspection or investigation of Buyer, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to Buyer, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.
(a)    Each representation and warranty set forth in ARTICLE IV must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date.
(b)    Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects including, without limitation, those set forth in Section 2.8(b).
(c)    There must not be issued and in effect any Order restraining or prohibiting the transactions contemplated hereby.
ARTICLE VIII

TERMINATION
8.1    Termination of Agreement. The Parties may terminate this Agreement as provided below:
(a)    Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;
(b)    Buyer or Seller may terminate this Agreement upon delivery of a written notice if the Closing has not occurred prior to the Termination Date, provided that the Party delivering such notice shall not have caused such failure to close;
(c)    Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach); and
(d)    Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach).
8.2    Effect of Termination. Each Party’s termination right under this Agreement is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a termination right will not be an election of remedies. Except for the obligations under Section 5.7, ARTICLE VIII, ARTICLE IX, and ARTICLE X, if this Agreement is terminated under Section 8.1, then, except as provided in this Section 8.2, all further obligations of the Parties under this Agreement will terminate. If Buyer or Seller terminates this Agreement pursuant to Sections 8.1(c) or 8.1(d), as the case may be, then the rights of the non-breaching Party to pursue all legal remedies for Damages such Party suffers will survive such termination unimpaired.
ARTICLE IX

SURVIVAL; INDEMNIFICATION
9.1    Survival of Representations and Warranties. All representations and warranties made by Seller in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of eighteen (18) months from the Closing Date, other than (a) the representations and warranties made by Seller in Section 3.9 (Environmental Matters) which shall survive for three (3) years, (b) the representations and warranties made by Seller in Section 3.6 (Taxes and Tax Returns), and Section 3.10 (Employee Benefit Plans), which shall survive for the period of the applicable statute of limitations plus a period of sixty (60) days, and (c) the Fundamental Representations and Warranties which shall survive the Closing Date without limitation as to time. Notification under Section 9.3(a) or Section 9.4 shall toll the running of any survival period in this Section 9.1, provided that such notification adequately describes the specific representation and warranty to which the indemnification claim relates.
9.2    Indemnification. Subject to the terms, conditions, and limitations set forth in this ARTICLE IX, from and after the Closing:
(a)    Seller shall defend, indemnify, and hold harmless Buyer and its Affiliates (and the officers, directors, managers, general partners, equity holders, employees, and agents of each of them) (collectively, the “Buyer Indemnified Parties”) from and against any Damages that arise or result, directly or indirectly, from any of:
(i)    any breach of or inaccuracy in any representation or warranty of Seller set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;
(ii)    any Excluded Liability (including any Excluded Liability related to the Excluded Contracts);
(iii)    the failure of Seller to perform any covenant or agreement of Seller set forth in this Agreement (including in ARTICLE V hereof) or any of the Seller Documents; and
(iv)    all liabilities for Taxes of Seller or Mediatex or Taxes related to the Purchased Assets or the Business for (i) any taxable period ending on or prior to the Closing Date or (ii) any Pre-Closing Straddle Period, including all Ad Valorem Taxes payable by Seller under Section 10.3(b) and Transfer Taxes payable by Seller under Section 10.3(a).

(b)    Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates (and the officers, directors, equity holders, employees, and agents of each of them) (collectively, the “Seller Indemnified Parties”) from and against any Damages that arise or result, directly or indirectly, from any of:
(i)    any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;
(ii)    any Assumed Liability;
(iii)    all liabilities for Taxes of Buyer or Taxes related to the Purchased Assets or the Business for (i) any taxable period beginning after the Closing Date or (ii) any Post-Closing Straddle Period, including all Ad Valorem Taxes payable by Buyer under Section 10.3(b) and Transfer Taxes payable by Buyer under Section 10.3(a);
(iv)    any and all liabilities related to Buyer’s ownership of the Purchased Assets or operation of the Business arising after the Effective Time; and
(v)    the failure of Buyer to perform any of its covenants or agreements set forth in this Agreement or any of the other Buyer Documents.
9.3    Procedure for Indemnification – Third-Party Claims.
(a)    If any Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially and irrevocably prejudiced by the failure to give such notice.
(b)    Except as specifically provided herein, if any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.3(a), the Indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) within 15 days following receipt of the notice the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and that it will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer from, relating to, arising out of, or attributable to such claim, (ii) the Indemnifying Party provides to the Indemnified Party evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the

Indemnified Party, and (iv) if the Indemnifying Party is a party to the Proceeding, no actual conflict of interest arises from such representation. In the event the Indemnifying Party assumes such defense, the Indemnified Party shall, in its discretion, have the right to employ separate counsel (selected by it) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person by the Indemnified Party and no effect (other than a release) on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.
(c)    If (i) notice is given to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within 15 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding in accordance with Section 9.3(b), or (ii) any of the conditions set forth in clauses (i)-(iv) of Section 9.3(b) above become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim. Notwithstanding the foregoing, the Indemnified Party may not resolve or settle any such third-party claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless the conditions set forth in clauses (x) and (y) of Section 9.3(b) are satisfied with regards to the Indemnifying Party. The Indemnifying Party may elect to participate in such Proceedings, negotiations, or defense at any time at its own expense.
(d)    The Parties hereby consent to the non-exclusive jurisdiction of any court in the jurisdiction in which a Proceeding is properly brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.
(e)    With respect to any third-party claim subject to indemnification under this ARTICLE IX, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person informed of the status of such third-party claim and any related Proceedings at all stages thereof if such Person is not represented by its own counsel, and (ii) the Parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
(f)    With respect to any third-party claim subject to indemnification under this ARTICLE IX, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
(g)    For purposes of Section 9.2, a “breach” of a representation or warranty shall include allegations in a Proceeding brought by a third-party against a Party alleging facts that, if true, would constitute a breach of such representation or warranty.
9.4    Indemnification Procedure – Direct Claims. If an Indemnified Party shall claim indemnification hereunder for any claim other than a third-party claim, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature of such claim in reasonable detail. The Indemnifying Party shall give written notice of any disagreement with such claim within ten (10) days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement.
9.5    Sole Remedy. After the Closing has occurred, the right to indemnification pursuant to this ARTICLE IX will be the exclusive remedy of each Party in connection with any breach by the other Party of its representations, warranties, covenants, or agreements contained herein or in any certificate, document, instrument, or agreement delivered hereunder; provided, however, that nothing in this Agreement shall (i) preclude any Party from seeking any available remedy for fraud or intentional misrepresentation, or (ii) preclude any action in equity for the breach of any such covenant or agreement applicable after the Closing.
9.6    Indemnity Basket. The Buyer Indemnified Parties may not assert any Rep and Warranty Claim against Seller unless and until the aggregate amount of all Damages resulting from all Rep and Warranty Claims exceed the Indemnity Basket. Once the aggregate amount of all Damages resulting from all Rep and Warranty Claims exceeds the Indemnity Basket, the Buyer Indemnified Parties may, subject to Section 9.7 below, recover the entire amount of all Damages resulting from all Rep and Warranty Claims. In the interest of clarity, the Parties agree that (i) the provisions of this Section 9.6 and the Indemnity Basket do not apply to any claim, action, or cause of action asserted by a Buyer Indemnified Party for the breach or inaccuracy of the Fundamental Representations and Warranties, and (ii) the Indemnity Basket will not apply in the event of fraud or intentional misrepresentation.
9.7    Indemnity Caps. The Buyer Indemnified Parties may not assert (a) a Rep and Warranty Claim against Seller to the extent the aggregate amount of all Damages relating to all Rep and Warranty Claims is greater than the Indemnity Cap, or (b) any claim for indemnification arising under this ARTICLE IX against Seller for the breach or inaccuracy of the Fundamental Representations and Warranties or for fraud or intentional misrepresentation to the extent the aggregate amount of all such Damages is greater than the Purchase Price.
9.8    Subrogation of Rights. In the event that Seller makes any payment in respect of Damages pursuant to this ARTICLE IX, Seller shall, to the extent of such payment, be subrogated to all rights of the Buyer Indemnified Parties against any third party in respect of the Damages to which such payment relates. Buyer shall execute upon request all instruments, documents, and agreements reasonably required to evidence or further perfect such right of subrogation.

9.9    No Right of Set-Off. If a Buyer Indemnified Party is entitled to indemnification against Seller under this ARTICLE IX, such Buyer Indemnified Party may not set-off any liability to, or apply any amounts at any time held by such Buyer Indemnified Party on behalf of, Seller against any of the obligations of Seller relating to such indemnification.
9.10    No Duplication of Recovery. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, or agreement.
ARTICLE X

MISCELLANEOUS
10.1    Notices. All notices and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by email transmission, or (iii) sent by certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth on Appendix B hereto (or such other address for a Party as shall be specified by like notice). Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a business day during normal business hours and, if otherwise, on the next business day; (y) if sent by email transmission, immediately upon confirmation that such transmission has been successfully transmitted on a business day before or during normal business hours and, if otherwise, on the business day following such confirmation; or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a business day, on the first business day after delivery, or if sent by certified mail, on the fifth (5th) business day following mailing.
10.2    Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.
10.3    Allocation and Payment of Certain Taxes.
(a)    Transfer Taxes. Transfer Taxes incurred in connection with the transactions contemplated by this Agreement will be paid one-half by the Buyer and one-half by the Seller when due. Each Party shall timely file or caused to be filed all documents required to be filed by it with respect to Transfer Taxes under applicable Legal Requirements. If either Party pays Transfer Taxes in excess of its share thereof under this Section 10.3(a), the other applicable Party will, as promptly as practical, and in any event within five (5) business days, following delivery to it of written notice thereof, accompanied by reasonably detailed supporting documentation, reimburse such Party for such excess amount of Transfer Taxes. Prior to and in no event later than Closing, each Party shall provide to the other Party, as applicable, copies of any applicable exemption certificates, including sale for resale exemption certificates or other similar documentation necessary to establish the right to any exemption from Transfer Taxes. Each Party shall thereafter provide the other Party, as applicable, with any additional exemption certificates and other documentation as may be required by the Taxing Authority having jurisdiction for such purpose. Each Party shall reasonably cooperate, including providing reasonable access to relevant information as the other Party may reasonably request in order to support all applicable exemptions from Transfer Taxes.
(b)    Ad Valorem Taxes. Any Ad Valorem Taxes with respect to the Purchased Assets for any Straddle Period will be apportioned between the portion of such Straddle Period up to and including the day before the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such Straddle Period that begins the day of the Closing Date (such portion, a “Post-Closing Straddle Period”) on a per diem basis, with such Ad Valorem Taxes apportioned to the Pre-Closing Straddle Period to be borne by Seller and those apportioned to the Post-Closing Straddle Period to be borne by Buyer. For purposes of this Section 10.3(b), any exemption, deduction, credit, or other item that is calculated on an annual basis will be allocated to the Straddle Period in the same manner. The Party that has the legal obligation to pay any Ad Valorem Taxes with respect to the Purchased Assets for any Straddle Period will timely pay such Ad Valorem Taxes and file any required Tax Returns in connection therewith. If any Party pays any such Ad Valorem Taxes and such payment includes another Party’s share thereof, the other Party shall, as promptly as practicable, following delivery to it of written notice thereof, accompanied by reasonably detailed supporting documentation, reimburse such Party for its share of such Ad Valorem Taxes. With respect to Ad Valorem Taxes to be paid by Buyer after the Closing Date, the Purchase Price shall be decreased by an amount equal to the portion of the Ad Valorem Taxes with respect to the Purchased Assets for the applicable Straddle Period apportioned to the Pre-Closing Straddle Period, calculated as provided above based on the amount of such Ad Valorem Taxes reflected in the Tax bill therefor received by Seller and provided or otherwise made available to Buyer prior to Closing (such amount, the “Seller’s Property Tax Allocation”).
(c)    Cooperation on Tax Matters. Each Party will furnish or cause to be furnished to the other Party, upon the other Party’s reasonable request, as promptly as practicable, such information and assistance related to the Purchased Assets as is reasonably necessary for (i) the filing of any Tax Return, (ii) the preparation for any Tax audit, and (iii) the prosecution or defense of any Proceeding related to Taxes attributable to the Purchased Assets or the Business.
10.4    Guaranties.
(a)    Seller Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Buyer Indemnified Parties, the full and prompt payment and performance of all liabilities and obligations of Seller under this Agreement and all other instruments and agreements executed in connection herewith and the transactions contemplated hereby.  This is a continuing guaranty and shall remain in full force and effect until the payment and satisfaction in full of all liabilities and obligations of Seller contemplated hereby.
(b)     Buyer Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Seller Indemnified Parties, the full and prompt payment and performance of all liabilities and obligations of Buyer under this Agreement and all other instruments and agreements executed in connection herewith and the transactions contemplated hereby.  This is a continuing guaranty and shall remain in full force and effect until the payment and satisfaction in full of all liabilities and obligations of Buyer contemplated hereby.

10.5    Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to (i) one or more of its Affiliates, (ii) any purchaser of all the equity interests of Buyer or all or substantially all of the assets of Buyer, or (iii) the surviving entity of any merger or other business combination to which Buyer is, directly or indirectly, a party, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Except as expressly set forth in ARTICLE IX, this Agreement and its provisions are for the sole benefit of the Parties and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy, or claim.
10.6    Governing Law. The execution, interpretation, and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
10.7    Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal, or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal, or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal, or unenforceable.
10.8    Construction. Each Party acknowledges that such Party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
10.9    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
10.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or electronic mail, in which event each Party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

10.11    Entire Agreement. This Agreement, including the Appendices, Exhibits, and Disclosure Schedules, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof. The Appendices, Exhibits, and Disclosure Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations, and statements between the Parties and their representatives with respect to the sale of the Business and the transactions contemplated by this Agreement.
10.12    Prevailing Party. If any litigation or other Proceeding is brought to enforce or interpret the terms of this Agreement or any other agreement delivered in connection herewith, the prevailing party shall be entitled to recover all fees, costs, and expenses related thereto from the non-prevailing Party or Parties, including but not limited to reasonable attorneys’ and accounting fees, costs, and expenses. For purposes of the prior sentence, the “prevailing party” means the Party whose position is substantially upheld in a final judgment rendered in such litigation or other Proceeding, or if the final judgment is appealed, that Party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

EMMIS PUBLISHING, L.P.
By:	EMMIS OPERATING COMPANY
Its General Partner

	By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman and CEO

SELLER GUARANTOR:

EMMIS OPERATING COMPANY

By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman and CEO

BUYER:

GP TM ACQUISITION LLC
By:	/s/ Paul W. Hobby
Paul W. Hobby
Executive Chairman

BUYER GUARANTOR:

GENESIS PARK II GP LLC,
Its General Partner

	By:	/s/ Paul W. Hobby
Paul W. Hobby
Executive Chairman

APPENDIX A
DEFINITIONS
“Ad Valorem Taxes” means all Taxes calculated by reference to the value of the Purchased Assets, including real and personal property Taxes, motor vehicle-related Taxes, and substitutes therefor, but excluding Transfer Taxes.
“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person or is a director or officer of the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.
“Agreement” has the meaning given to it in the Preamble.
“Assignment & Assumption Agreement” has the meaning given to it in Section 2.8(a)(ii).
“Assumed Liabilities” has the meaning given to it in Section 2.5.
“Business” has the meaning given to it in the Background Statement.
“Buyer” has the meaning given to it in the Preamble.
“Buyer Guarantor” has the meaning given to it in the Preamble.
“Buyer Documents” has the meaning given to it in Section 4.2.
“Buyer Indemnified Parties” has the meaning given to it in Section 9.2(a).
“Buyer Paid Pre-Closing Expenses” means those Ordinary Course expenses, costs, and obligations of the Business that relate to the period prior to the Effective Time and that are paid by Buyer after Closing, provided that Buyer has provided Seller with copies of bills or other reasonable detail with regards to all such expenses, costs, and obligations, and excluding any expenses, costs, and obligations otherwise addressed by other provisions of this Agreement.
“Buyer Publications” means any Publications that are first placed on sale or, in the case of digital products, posted online or, in the case of events, occur on or after the Effective Time.
“CERCLA” means the federal statute commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
“Closing” has the meaning given to it in Section 2.7.
“Closing Date” has the meaning given to it in Section 2.7.
“Closing Date Accounts Receivable” means the accounts receivable of Seller related to the Business as of the Effective Time.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161 et seq. and 26 U.S.C. § 4980B).
“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts, time, and costs that a prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and as expeditiously as possible; provided that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby.
“Confirmed Value of Paper Stock” means that quantity of paper stock conveyed to Buyer at Closing valued at the price paid by Seller for such paper stock; provided, that in no event shall the Confirmed Value of Paper Stock exceed $450,000.
“Contract” means any agreement, contract, promise, or undertaking (whether oral or written) related to the Business.
“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other jurisdiction, and any registrations, renewals or extensions thereof.
“Credit Agreement” has the meaning given to it in Section 2.8(a)(vii).
“Damages” means all damages, losses, liabilities, claims, and expenses (including cost of investigation and reasonable attorneys’ fees), actually incurred by an Indemnified Party.
“Definitive Purchase Price Adjustment” has the meaning given it in Section 2.12(c).
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer upon execution of this Agreement.
“Domain Names” has the meaning given to it in Section 3.17(b).
“Effective Time” has the meaning given to it in Section 2.7.
“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Environmental Laws” means any Legal Requirement that regulates the generation, storage, handling, discharge, emission, transportation, treatment, or disposal of Hazardous Substances or to the protection of the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with Seller as a "single employer" within the meaning of Section 414(b) or (c) of the Code (or Section 414(b), (c), (m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA).
“Estimated Confirmed Value of Paper Stock” has the meaning given it in Section 2.12(b).
“Estimated Prepaid Ad Revenue” has the meaning given it in Section 2.12(b).
“Estimated Prepaid Expenses” has the meaning given it in Section 2.12(b).

“Estimated Purchase Price Adjustment” has the meaning given it in Section 2.12(b).
“Estimated Seller Paid Post-Closing Expenses” has the meaning given it in Section 2.12(b).
“Excluded Assets” has the meaning given to it in Section 2.3.
“Excluded Contracts” has the meaning given to it in Section 2.3(b).
“Excluded Liabilities” has the meaning given to it in Section 2.6(a).
“Fixed Assets” means all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer equipment (including hardware), data processing and communications equipment, office equipment, copy machines, vehicles, and other tangible personal property of every type and kind used in the Business.
“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 3.1 through and including 3.3, Section 3.14(b), Section 3.21 and Section 3.22, and the first sentence of Section 3.17.
“GAAP” has the meaning given to it in Section 1.2(g).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city, or county government, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise, by any of the foregoing.
“Governmental Authorization” means any approval, consent, license, Permit, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria; (i) it is or contains a substance designated as a solid waste, hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive, or otherwise hazardous, or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons, asbestos, polychlorinated biphenyls, or urea formaldehyde.
“Immaterial” means a Contract (or group of related Contracts) that either (i) does not provide for any payment, consideration, or other financial obligation on the part of Seller or the Business, or (ii) provides for a payment, consideration, or other financial obligation on the part of Seller or the Business and is cancellable or performable at a cost of $7,500 or less.
“Indebtedness” means all indebtedness for borrowed money that relates to the Business or the Purchased Assets, including the notional amount under letters of credit, borrowings under revolving lines of credit, guaranty obligations, and all accrued but unpaid interest, indemnities, premiums, penalties, fees, expenses, and other obligations related thereto.
“Indemnity Basket” means an amount equal to 1% of the Purchase Price.
“Indemnity Cap” means an amount equal to 20% of the Purchase Price.
“Indemnified Party” means, individually and as a group, the Buyer Indemnified Parties and the Seller Indemnified Parties.
“Indemnifying Party” means any Person having any liability to Indemnified Parties under this Agreement.

“Inventories” means, with respect to a Person, all inventories of such Person of finished goods, work in process, raw materials, samples, packaging materials, advertising materials, and spare parts and all other materials and supplies to be used, consumed, or sold by such Person.
“Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures, and processes, whether patentable or not and whether reduced to practice or not.
“Knowledge of Buyer” means the knowledge of Paul Hobby, Christina Smith or Cathy Leeson and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.
“Knowledge of Seller” means the knowledge of Greg Loewen, Melinda Marshall or John Lunn and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.
“Leased Property” has the meaning given to it in Section 3.15.
“Legal Requirement” means any statute, law, treaty, rule, regulation, Order, decree, writ, injunction, or determination of any arbitrator or court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business, or the ownership or use of any of its assets.
“Lists” means, to the extent currently existing and maintained, (i) all lists of past, present, and prospective customers of the Business, including the current complete paid subscription list and complimentary subscription list, including in each case the subscriber’s name, address, payment status and renewal date, and all other relevant subscription information such as carrier routes, gift codes, tracking codes, source codes, all other information relating to subscription records, and all physical subscription records, including subscription cards, telephone orders, and any other physical subscription records, in whatever existing form or format, (ii) all lists of internet web traffic, advertisers, subscribers (including names, addresses, and account details of all lapsed and current subscribers), and sponsors of the Business; (iii) all public relations lists which have been generated with regards to or relate to the Business, (iv) all rights of Seller to third party lists used in connection with the Publications, and (v) all databases used in or related to the Business.
“Mark” means any word, name, symbol, device or other indication of origin used by a Person to identify its goods or services or the source thereof, whether or not registered, all goodwill associated therewith, registrations of the foregoing in any jurisdiction, any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.
“Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), results of operations, assets, business, properties, or liabilities of Seller, the Business, or any of the Publications or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, other than (i) changes to the economy of the United States of America, the global economy, or the industry or markets in which the Business operates, (ii) changes resulting from the announcement or disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in general economic, regulatory, or political conditions or changes in the countries, territories, or political subdivisions in which the Business operates and/or the sale of any other publications owned by Seller or its Affiliates, (iv) changes resulting from military action or any act of terrorism, (v) changes in the debt, financing, or securities markets, (vi) changes in Legal Requirements, or (vii) changes resulting from compliance with this Agreement.
“Material Consents” has the meaning given to it in Section 2.8(a)(vi).
“Material Contracts” has the meaning given to it in Section 3.13(a).
“Mediatex” has the meaning given to it in Section 2.2(k).
“Mediatex Securities” has the meaning given to it in Section 3.21.

“Non-Competition Agreement” has the meaning given to it in Section 2.8(a)(v).
“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.
“Ordinary Course” means an action taken by a Person only if:
(a)    such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
(b)    such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) or by its members or other owners, unless such authorization is obtained.
“Party” and “Parties” have the meaning given to them in the Preamble.
“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.
“Permitted Liens” means (i) Encumbrances for or relating to personal property taxes and assessments not yet due and payable, (ii) worker’s, carrier’s, mechanic’s, materialman’s, and similar Encumbrances incurred in the Ordinary Course for sums not constituting borrowed money, that are not overdue, (iii) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (iv) Encumbrances that are immaterial in character, amount, and extent, and which do not detract from the value of or interfere with the present use of the properties they affect, and (v) Encumbrances to be released on or before Closing.
“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government, or agency or political subdivision thereof or other legal entity.
“Plan” has the meaning given to it in Section 3.10(a).
“Post-Closing Straddle Period” has the meaning given to it in Section 10.3(b).
“Pre-Closing Straddle Period” has the meaning given to it in Section 10.3(b).
“Prepaid Ad Revenue” has the meaning given to it in Section 2.2(l).
“Prepaid Expenses” means any and all Business expenses related to any period after the Effective Time paid by Seller prior to the Effective Time, other than expenses related to Excluded Liabilities, Excluded Assets or deposits.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Secrets, Patents, intellectual property rights in inventions, discoveries, and ideas whether patentable or not and whether reduced to practice or not, writings and other works, whether copyrightable or not in any jurisdiction, trade names, intellectual property rights in internet websites, domain names, accounts on any social media networks (including, without limitation, Facebook, Twitter, Instagram and LinkedIn), and intellectual property rights in Know-How, whether secret or not, owned or used by such Person, worldwide.
“Publications” has the meaning given to it in the Background Statement.
“Purchase Price” has the meaning given to it in Section 2.9.
“Purchased Assets” has the meaning given to it in Section 2.2.
“Purchased Contracts” has the meaning given to it in Section 2.2(g).
“Purchased Proprietary Rights” has the meaning given to it in Section 2.2(e).
“Real Property Leases” means each of the leases covering the Leased Property.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment, including ambient air, surface water, groundwater, land surface, or subsurface strata.
“Rep and Warranty Claim” means any claim, action, or cause of action (arising out of a common set of facts, circumstances, acts, or omissions) asserted by a Buyer Indemnified Party for the breach or inaccuracy of one or more of the representations and warranties (other than Fundamental Representations and Warranties) made by Seller in this Agreement.
“Security Interest” means any security interest, deed of trust, mortgage, pledge, encumbrance, charge, claim, or other similar interest or right.
“Seller” has the meanings given to it in the Preamble.
“Seller Documents” has the meaning given to it in Section 3.2.
“Seller Guarantor” has the meaning given to it in the Preamble.
“Seller Indemnified Parties” has the meaning given to it in Section 9.2(b).
“Seller Paid Post-Closing Expenses” means those Ordinary Course expenses, costs, and obligations of the Business that relate to the period after the Effective Time and that are paid by Seller after Closing, provided that Seller has provided Buyer with copies of bills or other reasonable detail with regards to all such expenses, costs, and obligations, and excluding any expenses, costs, and obligations otherwise addressed by other provisions of this Agreement.
“Seller Publications” means any Publications that are first placed on sale or, in the case of digital products, posted online or, in the case of events, occur on or before the Effective Time.
“Seller Software” has the meaning given to it in Section 3.17(f).
“Seller’s Property Tax Allocation” has the meaning given to it in Section 10.3(b).
“Software” means, with respect to a Person, all types of computer software programs owned or used by such Person, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof. The term “Software” also includes all documentation and written or electronic materials that explain the structure or use of the Software or that were used in the development of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.
“Statements of Operations” has the meaning given to it in Section 3.4(a).
“Straddle Period” means any taxable period that begins before the Closing Date and ends on or after the Closing Date.
“Tax” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).
“Taxing Authority” means any Governmental Authority responsible for the administration, collection, or imposition of any Tax.
“Tax Return” means any return, report, or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of Entities that includes Seller or any of its Affiliates.
“Terminated Employees” has the meaning given to it in Section 6.6.
“Termination Date” means February 28, 2017.
“Trade Secrets” means business or technical information of any Person including, but not limited to, customer or subscriber lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.
“Transferred Employees” has the meaning given to it in Section 6.6.
“Transfer Taxes” means all transfer, documentary, sales, excise, recording, real estate transfer, use, stamp, registration, value added, gross receipts, privilege, and other similar Taxes and includes any penalties and interest assessed with respect to all such Taxes.
“Transition Services Agreement” has the meaning given to it in Section 2.8(a)(x).
“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code by the U.S. Department of Treasury, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, or final Treasury Regulations.
“Unadjusted Purchase Price” has the meaning given it in Section 2.9.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Websites” has the meaning given to it in Section 2.2(e).

APPENDIX B

NOTICES

if to Seller:
Emmis Publishing, L.P.
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
Attention: Legal Department
email: legal@emmis.com

with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204-2023
Attention: Ian Arnold
email: IArnold@taftlaw.com

if to Buyer, to:
GP TM Acquisition LLC
2000 Edwards Street, Suite B
Houston, TX 77007
Attention: Paul W. Hobby
email: phobby@genesis-park.com
with a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, TX 77010
Attention: David S. Peterman
email: david.peterman@nortonrosefulbright.com